Exhibit to Question 77C on Form N-SAR

A Joint Special Meeting of Shareholders (the "Meeting")
of Meridian Equity Income Fund, Meridian Growth Fund and
Meridian Value Fund, each a series of Meridian Fund, Inc.
(the "Corporation"), was held on June 19, 2012 and, for
certain matters, adjourned to July 10, 2012.  The Meeting
was held to approve a new Investment Management Agreement
with Aster Investment Management Co., Inc. (the
"Adviser"), the investment adviser for each Fund.    The
Meeting was also held to consider the election of 5
directors to the Board of Directors of the Corporation
(the "Board"), each to hold office for an indefinite
term.   Shareholders of the Meridian Equity Income Fund
approved the new Investment Management Agreement with the Adviser on June 19, 2012. Shareholders of the Corporation also elected the Directors to the Board on June 19, 2012.
The Meeting, as it related to each of Meridian Growth
Fund's and Meridian Value Fund's approval of the new
Investment Management Agreement, was adjourned until July
10, 2012, at which time the proposals were approved by shareholders of each such Fund. The following votes were recorded:

PROPOSAL 1: Election of 5 directors to the Board of Directors of the Corporation.

NOMINEE                   SHARES                %            % OF
                          VOTED               VOTED         TOTAL
John S. Emrich
                 FOR      55,356,776.028     96.206%        65.135%
               WITHHELD   2,183,575.181       3.794%         2.569%

Michael S. Erickson
                 FOR      55,494,347.527      96.445%       65.297%
              WITHHELD     2,046,003.682       3.555%        2.407%

James B. Glavin
                FOR        55,399,128.186     96.279%       65.185%
             WITHHELD       2,141,223.023      3.721%        2.519%

Ronald Rotter
                FOR        55,435,271.930     96.342%       65.228%
             WITHHELD       2,105,079.279      3.658%        2.476%

Michael Stolper
                FOR        55,353,744.654     96.200%       65.132%
              WITHHELD      2,186,606.555      3.800%        2.572%



PROPOSAL 2: Approval of a new Investment Management Agreement with the
Adviser.

Meridian Equity Income Fund

                   SHARES VOTED      % OF VOTED          % OF TOTAL

FOR                2,724,133.870      96.927%               84.030%

AGAINST                9,235.909       0.329%                0.285%

ABSTAIN               12,079.011       0.429%                0.372%

BROKER NON-VOTE       65,074.534       2.315%                2.007%

Meridian Growth Fund

                   SHARES VOTED      % OF VOTED          % OF TOTAL

FOR                25,165,083.196     71.174%               43.115%

AGAINST               506,415.930      1.433%                0.867%

ABSTAIN               815,263.978      2.305%                1.397%

BROKER NON-VOTE     8,870,659.801     25.088%               15.198%

Meridian Value Fund

                   SHARES VOTED      % OF VOTED          % OF TOTAL

FOR               10,590,978.590      69.298%               45.304%

AGAINST              314,778.256       2.060%                1.346%

ABSTAIN              509,731.995       3.335%                2.180%

BROKER NON-VOTE    3,867,793.955      25.307%               16.545%